Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
National Atlantic Holdings Corporation and Subsidiaries
Freehold, NJ 07728
      We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128977) of our reports dated March 24, 2006, relating to the consolidated financial statements and financial statement schedules of National Atlantic Holdings Corporation and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of National Atlantic Holdings Corporation and Subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.
DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 24, 2006